FOR IMMEDIATE RELEASE

CONTACT: Debra Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP
DECLARES CASH DIVIDEND

FRESNO, CALIFORNIA...October 19, 2012... The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), has declared a cash dividend of $0.05 per share on the Company’s common stock. The dividend is payable on November 30, 2012 to shareholders of record as of November 15, 2012.
“The Company continues to seek opportunities to best use its capital and to provide value to our shareholders, therefore the decision to return cash to shareholders through a cash dividend was made by the Board of Directors. Given the sluggish values in stock price within the financial sector, the cash dividend is another way to increase the yield on the stock owned by our loyal shareholders,” stated Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “Additionally, the Company’s stock repurchase program approved by the Board in August 2012 will remain in place until February 15, 2013, or until the total shares to be repurchased approved by the Board have been exhausted,” concluded Doyle.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 17 full-service offices in Clovis, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, and Tracy, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending

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Central Valley Community Bancorp - Page 2

and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC. Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers (Director Emeritus), William S. Smittcamp, and Joseph B. Weirick.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.